Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordan	Kathy Waller
VP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2014 Results;
Announces $50 Million Class B Share Repurchase Program

SAN JUAN, Puerto Rico, November 4, 2014 – Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, today announced consolidated revenues of $567.2 million and consolidated operating income of $8.9 million for the three months ended September 30, 2014. Net income was $4.7 million, or $0.17 per diluted share, compared with last year’s third quarter of $18.6 million or $0.68 per diluted share. Pro-forma net income was $8.5 million, or 31 cents per diluted share, compared with $5.9 million or $0.22 per diluted share, an increase of over 40% year over year.

The company’s Board of Directors has authorized a $50.0 million common stock repurchase program, which the company intends to begin in the coming days. The program will be conducted, using available cash, through open-market purchases of Class B shares only, in accordance with Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended. The timing and extent of any purchases under the program will depend on market conditions, the trading price of our shares, and other considerations, and the program may be suspended, modified, or terminated at any time.

Quarterly Consolidated Highlights

•	Total consolidated operating revenues were $563.8 million;
•	Consolidated operating income was $8.9 million;
•	Consolidated loss ratio was 83.3%;
•	Medical loss ratio (MLR) was 87.2%;
•	Managed Care member month enrollment increased 27.5% year over year.

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Ramón Ruiz-Comas, President and CEO of Triple-S Management Corporation, said, “We are pleased with our consolidated third-quarter results, achieving a reduction in the MLR in the Commercial sector, a continued sequential decrease in our administrative expenses and improved margins in the Life Insurance and Property and Casualty segments.  The Managed Care segment was adversely affected by higher pharmacy costs and the Medicare sector experienced reduced premiums stemming from lower risk scores. We also saw our CMS Star ratings rise to 3.0 across all plans that will be offered in 2015. Notably we have a very competitive product offering as we enter the all-important open-enrollment season. ”

Ruiz-Comas continued, ”We have been selected to provide healthcare services for the Metro North and West regions of the Government's health insurance program (Medicaid), known as Plan de Salud del Gobierno (PSG). The contract, which will be administered on an at-risk basis, runs for a 27-month term, commencing April 1, 2015. This program, formerly referred to as MiSalud, serves more than 1.4 million members in eight regions across Puerto Rico, with 428,000 members in these two regions. We are extremely pleased to have once again been chosen by the Puerto Rican government to participate in this vitally important health care program, leveraging our nearly two decades of familiarity with this patient population. Our experience shows that we can deliver high-quality, cost-effective care through our well-established provider network.”

Ruiz-Comas concluded, “With a definitive understanding of the capital requirements necessary to administer the new PSG contract, we believe that the time is right to undertake the largest buyback program in the company’s history. While we will remain prudent and disciplined with our capital deployment plans going forward, we will not hesitate to take advantage of opportunities that are accretive to future earnings.”

Selected Quarterly Details

•
Pro Forma Net Income Was $8.5 Million, or $0.31 Per Diluted Share.  Weighted average shares outstanding were 27.1 million. This compares with pro forma net income of $5.9 million, or $0.22 per diluted share, in the corresponding quarter of 2013, based on weighted average shares outstanding of 27.4 million.

•
Managed Care Membership.  Our Managed Care membership increased by 27.2% year over year, reflecting the addition of the three new Medicaid ASO regions effective October 1, 2013. Medicaid membership (all self-funded) rose 58.0%, to 1,416,390. Medicare membership was up 4.9% year over year, to 120,367, driven primarily by the acquisition of a PDP portfolio. Fully-insured and self-insured Commercial membership declined by 11.0% and 8.5%, respectively.

•
Consolidated Premiums Fell 4.9%, to $520.8 Million.  The decrease in consolidated premiums was principally due to lower Managed Care and Property & Casualty premiums, partially offset by higher premiums in the Life Insurance segment.  The lower Managed Care premiums primarily reflect the decrease in fully-insured Commercial member month enrollment.

•
Administrative Service Fees Were Up 35.3%, to $30.3 Million.  The higher service fee income reflects the addition of the three new Medicaid ASO regions offset, in part, by the lower per-member, per-month fees agreed upon in the contract that became effective July 1, 2013 and the reduction in self-funded Commercial membership described above.

•
Managed Care MLR Rose 50 Basis Points, to 87.2%.  The MLR increase largely reflects higher cost and utilization trends in the Medicare Advantage sector partially offset by favorable prior period reserve developments along with improvements in the U.S. Virgin Island business in the Commercial sector.

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•
Consolidated Loss Ratio Was Flat at 83.3%.  The consolidated loss ratio reflects improved loss ratios in the Life Insurance and Property and Casualty segments by 180 and 220 basis points, respectively, offset by the increased Managed Care MLR.

•
Consolidated Operating Expense Ratio Rose 160 Basis Points, to 22.0%.  The higher consolidated operating expense ratio was largely due to the increase in expenses related to the addition of the three new Medicaid ASO regions effective October 1, 2013 and the health insurer fee that became effective on January 1, 2014, coupled with the change in mix and reduction in the revenue base, partially offset by the impact of cost containment initiatives.

•
Consolidated Operating Income Fell 13.6%, to $8.9 Million.  The decline in operating income primarily reflects lower profitability in the Managed Care segment primarily resulting from lower premiums and increased operating expenses. The lower Managed Care profitability was partially offset by improved operating income in the Life and Property and Casualty Insurance segments.

•
$6.3 Million Non-Recurring Charge. The period’s results also include a one-time, non-recurring charge of $6.3 million related to the enactment of a higher capital gains tax rate on the Corporation’s unrealized securities gain, effective July 1, 2014.

	Pro Forma Net Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2014	2013	2014	2013

Net income	$4.7	$18.6	$39.1	$56.0
Less pro forma adjustments:
Net realized investment gains, net of tax	2.5	(0.1)	5.9	2.9
Special Distribution received Puerto Rico Joint Underwriting Association	-	12.8	-	12.8
Guaranty Fund assesment	-	-	-	(1.0)
Additional year-to-date current income tax expense after change in enacted tax rate	-	-	-	(2.8)
Deferred tax benefit related to change in enacted tax rate	-	-	-	7.7
Change in enacted tax rate-capital gains	(6.3)	-	(6.3)	-
Pro forma net income	$8.5	$5.9	$39.5	$36.4
Diluted pro forma net income per share	$0.31	$0.22	$1.45	$1.31

Nine-Month Recap

For the nine months ended September 30, 2014, consolidated operating revenues decreased 2.0%, to $1.73 billion, primarily reflecting lower Managed Care premiums. Consolidated claims incurred for the nine-month period were $1.31 billion, down 4.2% year over year. The nine-month consolidated loss ratio decreased 120 basis points to 81.6% and the MLR fell 70 basis points, to 85.4%.  This decline was driven by favorable prior-period reserve developments, primarily in the Commercial segment. Consolidated operating expenses for the nine months ended September 30, 2014 were $370.0 million and the operating expense ratio was 21.8%. Pro forma net income for the nine-month period was $39.5 million, or $1.45 per diluted share, based on weighted average shares outstanding of 27.3 million, compared with $36.4 million, or $1.31 per diluted share, based on weighted average shares outstanding of 27.9 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property & Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues. The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments, and presents them in the corresponding period.

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2014	2013	Percentage Change		2014	2013	Percentage Change

Premiums earned, net:
Managed Care:
Commercial	$215.6	$233.6	(7.7%)		$668.3	$705.9	(5.3%)
Medicare	247.6	257.8	(4.0%)		764.5	778.7	(1.8%)
Total Managed Care	463.2	491.4	(5.7%)		1,432.8	1,484.6	(3.5%)
Life Insurance	35.8	32.4	10.5%		105.7	96.3	9.8%
Property and Casualty	22.3	24.7	(9.7%)		69.5	74.9	(7.2%)
Other	(0.5)	(0.6)	16.7%		(1.6)	(1.9)	(15.8%)
Consolidated premiums earned, net	$520.8	$547.9	(4.9%)		$1,606.4	$1,653.9	(2.9%)
Operating revenues:
Managed Care	$497.9	$518.8	(4.0%)		$1,536.6	$1,577.7	(2.6%)
Life Insurance	41.8	37.7	10.9%		123.3	112.6	9.5%
Property and Casualty	24.5	26.7	(8.2%)		75.8	81.0	(6.4%)
Other	(0.4)	(0.3)	(33.3%)		(1.2)	(0.9)	33.3%
Consolidated operating revenues	$563.8	$582.9	(3.3%)		$1,734.5	$1,770.4	(2.0%)
Operating income:
Managed Care	$0.9	$7.3	(87.7%)		$32.9	$41.2	(20.1%)
Life Insurance	5.7	3.8	50.0%		16.1	11.5	40.0%
Property and Casualty	2.3	0.4	475.0%		7.5	1.0	650.0%
Other	-	(1.2)	100.0%		(3.6)	(3.8)	(5.3%)
Consolidated operating income	$8.9	$10.3	(13.6%)		$52.9	$49.9	6.0%
Operating margin:
Managed Care	0.2%	1.4%	-120	bp	2.1%	2.6%	-50	bp
Life Insurance	13.6%	10.1%	350	bp	13.1%	10.2%	290	bp
Property and Casualty	9.4%	1.5%	790	bp	9.9%	1.2%	870	bp
Consolidated	1.6%	1.8%	-20	bp	3.0%	2.8%	20	bp
Depreciation and amortization expense	$5.4	$5.6	(3.6%)		$16.0	$17.8	(10.1%)

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Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2014	2013	2014	2013

Member months enrollment:
Commercial:
Fully-insured	1,223,825	1,372,671	3,816,561	4,155,820
Self-insured	591,835	641,177	1,828,121	1,964,761
Total Commercial	1,815,660	2,013,848	5,644,682	6,120,581
Medicare:
Medicare Advantage	320,102	319,434	957,618	957,848
Stand-alone PDP	40,739	24,492	123,484	72,930
Total Medicare	360,841	343,926	1,081,102	1,030,778
Medicaid - Self-insured	4,231,233	2,668,236	12,626,015	7,989,168
Total member months	6,407,734	5,026,010	19,351,799	15,140,527

Claim liabilities (in millions)			$258.9	$283.6 *
Days claim payable			58	60 *

Premium PMPM:
Managed Care	$292.30	$286.26	$292.55	$286.24
Commercial	176.17	170.18	175.11	169.86
Medicare	686.17	749.58	707.15	755.45

Medical loss ratio	87.2%	86.7%	85.4%	86.1%
Commercial	84.6%	90.5%	85.6%	88.8%
Medicare Advantage	89.4%	83.0%	85.0%	83.4%
Stand-alone PDP	89.7%	94.9%	97.4%	88.4%

Adjusted medical loss ratio	88.3%	86.1%	87.2%	85.1%
Commercial	88.4%	89.1%	89.5%	87.6%
Medicare Advantage	88.9%	83.1%	86.1%	82.8%
Stand-alone PDP	91.2%	91.4%	97.7%	86.7%

Operating expense ratio:
Consolidated	22.0%	20.4%	21.8%	20.3%
Managed Care	18.8%	16.6%	18.4%	16.5%
* Information provided as of December 31, 2013.

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Managed Care Membership by Segment	As of September 30,
	2014	2013
Members:
Commercial:
Fully-insured	405,584	455,540
Self-insured	194,703	212,747
Total Commercial	600,287	668,287
Medicare:
Medicare Advantage	106,828	106,596
Stand-alone PDP	13,539	8,187
Total Medicare	120,367	114,783
Medicaid - Self-insured	1,416,390	896,452
Total members	2,137,044	1,679,522

Conference Call and Webcast

Management will host a conference call and webcast on November 4, 2014 at 8:30 a.m., Eastern Time to discuss its financial results for the three months ended September 30, 2014. To participate, callers within the U.S. and Canada should dial 1-855-327-6837, and international callers should dial 1-631-982-4565 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care Triple-S Management Corporation and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

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Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited September 30, 2014	December 31, 2013
Assets

Investments	$1,336,286	$1,308,651
Cash and cash equivalents	141,040	74,356
Premium and other receivables, net	273,371	274,939
Deferred policy acquisition costs and value of business acquired	180,561	177,289
Property and equipment, net	81,934	89,086
Other assets	103,072	123,303

Total assets	$2,116,264	$2,047,624

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$922,328	$928,069
Accounts payable and accrued liabilities	250,065	245,050
Long-term borrowings	87,816	89,302

Total liabilities	1,260,209	1,262,421

Stockholders’ equity:
Common stock	27,264	27,469
Other stockholders’ equity	829,086	757,912

Total Triple-S Management Corporation stockholders’ equity	856,350	785,381

Non-controlling interest in consolidated subsidiary	(295)	(178)

Total stockholders’ equity	856,055	785,203

Total liabilities and stockholders’ equity	$2,116,264	$2,047,624

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited 2014	Unaudited 2013	Unaudited 2014	Unaudited 2013
Revenues:
Premiums earned, net	$520,766	$547,874	$1,606,353	$1,653,870
Administrative service fees	30,253	22,450	89,509	78,103
Net investment income	11,816	11,363	35,314	34,749
Other operating revenues	939	1,239	3,283	3,638

Total operating revenues	563,774	582,926	1,734,459	1,770,360

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	-	-	(462)	-
Net realized gains, excluding other-than-temporary impairment losses on securities	3,108	(144)	7,624	3,405

Total net realized investment gains (losses)	3,108	(144)	7,162	3,405

Other income, net	367	13,931	1,188	14,778

Total revenues	567,249	596,713	1,742,809	1,788,543

Benefits and expenses:
Claims incurred	433,853	456,432	1,311,601	1,369,250
Operating expenses	121,036	116,156	369,992	351,246

Total operating costs	554,889	572,588	1,681,593	1,720,496

Interest expense	2,273	2,379	6,974	7,189

Total benefits and expenses	557,162	574,967	1,688,567	1,727,685

Income before taxes	10,087	21,746	54,242	60,858

Income tax expense	5,432	3,142	15,205	4,993

Net income	4,655	18,604	39,037	55,865

Less: Net loss attributable to the non-controlling interest	68	37	117	156

Net income attributable to TSM	$4,723	$18,641	$39,154	$56,021

Earnings per share attributable to TSM:

Basic net income per share	$0.17	$0.68	$1.44	$2.01
Diluted earnings per share	$0.17	$0.68	$1.44	$2.01

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended September 30,
	Unaudited 2014	Unaudited 2013

Net cash provided by operating activities	$60,805	$102,075

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	150,049	81,330
Fixed maturities matured/called	27,892	85,496
Equity securities sold	70,803	93,504
Securities held to maturity:
Fixed maturities matured/called	2,929	1,127
Other investments	8,925	-
Acquisition of investments:
Securities available for sale:
Fixed maturities	(211,129)	(205,373)
Equity securities	(23,731)	(132,109)
Securities held to maturity:
Fixed maturities	(865)	(1,011)
Other investments	(583)	(823)
Net outflows from policy loans	(352)	(209)
Net capital expenditures	(3,801)	(8,934)

Net cash provided by (used in) investing activities	20,137	(87,002)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(6,754)	22,809
Net change in short-term borrowings	-	(16,590)
Repayments of long-term borrowings	(1,486)	(11,475)
Repurchase and retirement of common stock	(5,995)	(18,250)
Proceeds from policyholder deposits	6,413	8,112
Surrenders of policyholder deposits	(6,436)	(7,479)

Net cash used in financing activities	(14,258)	(22,873)

Net increase (decrease) in cash and cash equivalents	66,684	(7,800)

Cash and cash equivalents, beginning of period	74,356	89,564

Cash and cash equivalents, end of period	$141,040	$81,764

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